Exhibit 10.7

English Translation

Property Lease Agreement

Party A: (Lessor) Zhejiang Hailiang Education Group Ltd.

Party B: (Lessee) Zhuji Hailiang Foreign Language School

Party A and Party B have reached the following agreement on the lease of property on the basis of equality, voluntariness and mutual consultation:

I. Party A intends to lease the houses, lands, sites and other properties located at Xilin Road, Meichi, Diankou Town, Zhuji (with a gross floor area of approximately 60,000 square meters) to Party B.

II. Party B has made sufficient inquiries about the aforementioned property and intends to lease such property from Party A to be used by the school.

III. The term of lease shall start from July 1, 2009 and end at June 30, 2029.

IV. The annual rent for the property shall be RMB 1,000,000.00 (i.e. One Million) (yuan) and shall be settled on a yearly basis. The rent for the following year shall be paid before December 31 each year.

V. During the lease period, Party B shall be responsible for the charges and fees incurred by Party B, such as, among others, water charges, electricity charges and property management fees.

VI. During the lease period, Party A shall be entitled to terminate this Agreement and ask Party B to compensate for losses in any of the following circumstances:

1. Party B sub-leases the property without Party A’s consent;

2. Party B alters the purpose and structure of the property without Party A’s consent;

3. Party B fails to pay the rent as scheduled and delays the payment for more than 60 days;

4. Party B utilizes the property to conduct illegal criminal activities.

If Party A intends to terminate this Agreement based on any of the aforementioned causes, it shall give Party B a one-year prior notice in written form. If Party A intends to early terminate this Agreement in other special circumstances, it must give Party B a one-year prior notice in written form, and may only terminate this Agreement after obtaining Party B’s consent.

VII. Party B may terminate this Agreement at any time; provided that it shall give Party A a three-month prior notice in written form.

VIII. During the lease period, Party A guarantees to assume the following responsibilities:

1. Party A shall hand over the property to be leased to Party B before July 1, 2005;

2. Party A shall pay off the due water charges, electricity charges, property management fees before handing over the property to Party B;

3. During the term of this Agreement, Party A shall not take back the property, failing which it shall compensate Party B for any of its losses;

4. Party A guarantees that it has the legal lease right of the property.

IX. During the lease period, Party B guarantees to assume the following responsibilities:

1. When the term of lease expires, Party B shall return the property to Party A on time. If Party A intends to renew the lease, it shall consult with Party A six months in advance of the expiration of the lease term. With Party A’s consent, both parties shall execute a lease agreement. Party B shall have the priority to lease the property under the same terms and conditions. If Party B does not intend to renew the lease, it shall also give Party A a six-month prior notice before the expiration of the lease term;

2. If the property and any of its appurtenances are damaged due to Party B’s fault, Party B shall be responsible for repairing or compensating.

X. If the property is seriously damaged due to an event of Force Majeure or fails to be leased any longer due to a government’s act, this Agreement shall be terminated. Both parties shall settle the rent based on the actual time of using the property.

XI. Repair and Use of Property

1. During the lease term, Party A shall guarantee the secure use of the property. Unless otherwise agreed by both parties in this Agreement and its supplemental terms, Party A shall be responsible for the repair of the property and any of its appurtenances (other than in case of undue use by Party B).

If Party A intends to repair the property, it shall give Party B a 30-day prior notice in written form, and Party B shall actively provide assistance and cooperation.

After Party B requests Party A to repair the property, Party A shall provide the repairing services in a timely manner.

Party A shall have no responsibilities for repairing the decorations undertaken by Party B.

2. Party B shall use its leased property and any appurtenance in a reasonable manner. If the property and any of its appurtenances are damaged due to Party B’s undue use, Party B shall promptly repair or assume the liability for economic compensations.

XII. If any dispute arises out of the performance of this Agreement, both Party A and Party B shall try to resolve such dispute through consultation or resort to the relevant authority for mediation. If no resolution can be reached through consultation or mediation, the dispute shall be referred to the people’s court in accordance with laws.

XIII. Any matters uncovered by this Agreement shall be subject to the Contract Law of the People’s Republic of China and other relevant laws and regulations.

XIV. This Agreement shall have two original copies, with each Party A and Party B holding one copy.

Party A: (Seal)	Party B: (Seal)
Seal of Zhejiang Hailiang Education Group Ltd. affixed	Seal of Zhuji Hailiang Foreign Language School affixed

Date: June 30, 2009	Date: June 30, 2009